Exhibit 4.11

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF (A) SUCH REGISTRATION, (B) AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (C) ELUTIA INC. OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS COMPLIANT WITH SUCH LAWS.

Date of Issuance: August 11, 2026

WARRANT TO PURCHASE

SHARES OF STOCK OF

ELUTIA INC.

(Void after August 31, 2031)

This certifies that AVENUE GROWTH LENDING FUND III, L.P., a Delaware limited partnership (together with its permitted assigns, “Holder”), for value received, is entitled to purchase from ELUTIA INC., a Delaware corporation (“Company”), the Applicable Number (hereinafter defined) of fully paid and nonassessable shares of the Company’s Common Stock (the “Common Stock”), for cash, at a purchase price per share equal to the Exercise Price (hereinafter defined).  Holder may also exercise this Warrant on a cashless or “net issuance” basis as described in Section 1(b) below, and this Warrant shall be deemed to have been exercised in full on such basis on the Expiration Date (hereinafter defined), to the extent not fully exercised prior to such date.  This Warrant is issued in connection with that certain Loan and Security Agreement and Supplement thereto, both of even date herewith (as amended, restated and supplemented from time to time, the “Loan Agreement” and the “Supplement”, respectively), between Company, as borrower, and Holder, as lender (“Lender”). Capitalized terms used herein and not otherwise defined in this Warrant shall have the meaning(s) ascribed to them in the Loan Agreement and the Supplement, unless the context would otherwise require; provided that, in the interest of clarity, to the extent the Warrant survives termination of the Loan Agreement and the Supplement, such terms shall have the meaning(s) ascribed to them in the Loan Agreement and the Supplement immediately prior to such termination.

In addition to the terms defined elsewhere in this Warrant, the following terms have the meanings indicated below:

“Applicable Number” means the number of shares of Common Stock purchasable hereunder obtained by dividing (A) $720,000  by (B) the Exercise Price.

“Cardiovascular Franchise Assets” means all assets relating, or incidental to, Company’s cardiovascular product line.

“Closing Price” means $0.86.

“Excluded Issuances” means an issuance or sale of any Common Stock or Common Stock equivalents or derivatives issued or sold by the Company in connection with: (a) a grant to any existing or prospective directors, officers or other employees, consultants, or service providers of the Company or any Company subsidiary for compensatory purposes; (b) the conversion or exchange of any securities of the Company into Common Stock, or the exercise of any warrants or other rights to acquire Common Stock; (c) any acquisition by the Company or any Company subsidiary of any equity interests, assets, properties, or business of any person; (d) any merger, consolidation, or other business combination involving the Company or any Company subsidiary; (e) any subdivision of Common Stock (by a split or otherwise), payment of stock dividend, reclassification, reorganization, or any similar recapitalization; (f) a joint venture, strategic alliance or other commercial relationship with any person (including persons that are customers, suppliers, and strategic partners of the Company or any Company subsidiary) relating to the operation of the Company’s or any Company subsidiary’s business and not for the primary purpose of raising equity capital; or (g) any office lease or equipment lease or similar equipment financing transaction in which the Company or any Company subsidiary obtains from a lessor or vendor the use of such office space or equipment for its business.

“Exercise Price” means the lower of the Closing Price or the Next Round Price (as hereinafter defined).

“Next Round Price” means the lowest effective price per share of any bona fide equity offering of the Common Stock after the Date of Issuance and prior to December 31, 2026, other than Excluded Issuances.

“Person” and “Persons” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any governmental entity or any department or agency thereof.

“Principal Trading Market” means the principal trading market for the Company’s Common Stock. The “Principal Trading Market” for the Common Stock is the Nasdaq Global Market.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SimpliDerm Assets” means the Purchased Assets (as such term is defined in that certain Asset Purchase Agreement dated as of July 16, 2026, by and between Cellution Biologics Inc. and Company).

“Trading Day” means a day when the Nasdaq Global Market is open for trading in shares of the Common Stock.

Subject to Section 4.3, this Warrant may be exercised at any time or from time to time up to and including 5:00 p.m. (Pacific time) on August 31, 2031 (the “Expiration Date”), upon surrender to Company at its principal office at 20 Firstfield Rd, Gaithersburg, MD 20878 (or at such other location as Company may advise Holder in writing) of this Warrant properly endorsed with the Form of Subscription attached hereto duly completed and signed and upon payment in cash or by check of the aggregate Exercise Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof.  The Exercise Price and the number of shares purchasable hereunder are subject to further adjustment as provided in Section 4 of this Warrant.

This Warrant is subject to the following terms and conditions:

1.Exercise; Issuance of Certificates; Payment for Shares.

(a)Unless an election is made pursuant to clause (b) of this Section 1, this Warrant shall be exercisable at the option of Holder, at any time or from time to time, on or before the Expiration Date for all or any portion of the shares of Common Stock (but not for a fraction of a share) which may be purchased hereunder for the Exercise Price multiplied by the number of shares to be purchased.  Company agrees that the shares of Common Stock purchased under this Warrant shall be and are deemed to be issued to Holder as the record owner of such shares as of the close of business on the date on which the form of subscription shall have been delivered and payment made for such shares. Subject to the provisions of Section 2, certificates for the shares of Common Stock so purchased, together with any other securities or property to which Holder is entitled upon such exercise, shall be delivered to Holder by Company at Company’s expense within a reasonable time after the rights represented by this Warrant have been so exercised.  Except as provided in clause (b) of this Section 1, in case of a purchase of less than all the shares which may be purchased under this Warrant, Company shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor for the balance of the shares purchasable under this Warrant surrendered upon such purchase to Holder within a reasonable time.  Each stock certificate so delivered shall be in such denominations of Common Stock as may be requested by Holder and shall be registered in the name of Holder or such other name as shall be designated by Holder, subject to the limitations contained in Section 2.

(b)Holder, in lieu of exercising this Warrant by the cash payment of the Exercise Price pursuant to clause (a) of this Section 1, may elect, at any time on or before the Expiration Date, to surrender this Warrant and receive that number of shares of Common Stock computed using the following formula:

Where:X=the number of shares of Common Stock to be issued to Holder.

Y=the number of shares of Common Stock that Holder would otherwise have been entitled to purchase hereunder pursuant to Section 1(a) (or such lesser number of shares as Holder may designate in the case of a partial exercise of this Warrant).

A=the price per share of the Common Stock as of the last Trading Day immediately prior to the date of exercise under this Section 1(b).

B=the Exercise Price then in effect.

Election to exercise under this Section 1(b) may be made by delivering a signed form of subscription to Company via electronic mail or facsimile, to be followed by delivery of this Warrant.  Notwithstanding anything to the contrary contained in this Warrant, if as of the close of business on the last business day preceding the Expiration Date this Warrant remains unexercised as to all or a portion of the shares of Common Stock purchasable hereunder, then effective at 9:00 a.m. (Pacific time) on the Expiration Date, Holder shall be deemed, automatically and without need for notice to Company, to have elected to exercise this Warrant in full pursuant to the provisions of this Section 1(b), and upon surrender of this Warrant shall be entitled to receive that number of shares of Common Stock computed using the above formula, provided that the application of such formula as of the Expiration Date yields a positive number for “X”.

(c)The Company shall not effect the exercise of this Warrant, and Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Person (together with such Person’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its affiliates, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the transfer agent setting forth the number of shares of Common Stock outstanding. To the extent that the limitation contained in this Section 1(c) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by Holder) and of which a portion of this Warrant is exercisable shall be in the sole discretion of Holder, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. For any reason at any time, upon the written or oral request of Holder, the Company shall within two (2) business days confirm to Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, Holder may from time to time increase or decrease the Maximum Percentage to any other percentage specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to Holder. Notwithstanding anything anywhere in this Warrant to the contrary, the aggregate number of shares issued pursuant to the exercise of this Warrant shall not exceed the aggregate number of shares of Common Stock which Holder may exercise pursuant to the terms of this Warrant without breaching the Company’s obligations under the rules or regulations of the Principal Trading Market (the number of shares which may be issued without violating such rules and regulations, the “Exchange Cap”), except that such limitation shall not apply in the event that the Company obtains the approval of its stockholders as required by the applicable rules of the Principal Trading Market for issuances of shares of Common Stock in excess of such amount or such approval is not required pursuant to the applicable rules of the Principal Trading Market.

2.Limitation on Transfer.

(a)This Warrant and the Common Stock shall not be transferable except upon the conditions specified in this Section 2, which conditions are intended to ensure compliance with the provisions of the Securities Act.  Each holder of this Warrant or the Common Stock issuable hereunder will cause any proposed transferee of the Warrant or Common Stock to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 2.  Notwithstanding the foregoing and any other provision of this Section 2 but subject to the legend requirement of Section 2(b), if applicable, and the last sentence of Section 2(c), Holder may freely transfer all or part of this Warrant or the shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the shares, if any) at any time to any affiliate of Lender if such transfer is made without payment of consideration by the transferee, by giving Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to Company for reissuance to the transferee(s) (and Holder, if applicable).

(b)Each certificate representing (i) this Warrant, (ii) the Common Stock, and (iii) any other securities issued in respect of the Common Stock issued upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of this Section 2 or unless such securities have been registered under the Securities Act or sold under Rule 144) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF (A) SUCH REGISTRATION, (B) AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (C) ELUTIA INC. OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS COMPLIANT WITH SUCH LAWS.

(c)Holder and each person to whom this Warrant is subsequently transferred represents and warrants to Company and agrees (by acceptance of such transfer) that it will not transfer this Warrant (or securities issuable upon exercise hereof unless a registration statement under the Securities Act was in effect with respect to such securities at the time of issuance thereof) unless (i) with respect to securities issued upon exercise, there is an effective registration statement under the Securities Act and applicable state securities laws covering any such transaction, (ii) pursuant to Rule 144 under the Securities Act (or any other rule under the Securities Act relating to the disposition of securities), (iii) Company receives an opinion of counsel, reasonably satisfactory to Company, that an exemption from registration is available or (iv) the Company otherwise satisfies itself that such transaction is exempt from registration.  Notwithstanding the foregoing or any other provision of this Section 2, Holder shall not transfer this Warrant (or securities issuable upon exercise hereof, or securities issuable, directly or indirectly, upon conversion of such securities, if any) to any competitor of Company, as determined in good faith by the Board of Directors of Company (the “Board”), without the prior written consent of Company.

3.Shares to be Fully Paid; Reservation of Shares. Company covenants and agrees that all shares of Common Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof.  Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Common Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant.  Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Common Stock may be listed.  Company will not take any action which would result in any adjustment of the Exercise Price (as described in Section 4 hereof) (i) if the total number of shares of Common Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Common Stock then authorized by Company’s Certificate of Incorporation, as amended and restated from time to time (the “Charter”),  or (ii) if the par value per share of the Common Stock would exceed the Exercise Price.

4.Adjustment of Exercise Price and Number of Shares.  The Exercise Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 4.  Upon each adjustment of the Exercise Price, Holder of this Warrant shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Exercise Price resulting from such adjustment.

4.1Subdivision or Combination of Stock.  In case Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of Company shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.

4.2Dividends.  If at any time or from time to time the holders of Common Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive,

(a)Common Stock, or any shares of stock or other securities whether or not such securities are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution,

(b)any cash paid or payable including as a cash dividend, or

(c)Common Stock or other or additional stock or other securities or property (including cash) by way of spin off, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than shares of Common Stock issued as a stock split, adjustments in respect of which shall be covered by the terms of Section 4.1 above), then and in each such case, Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to in clauses (b) and (c) above) which Holder would hold on the date of such exercise had it been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares and/or all other additional stock and other securities and property.

4.3Change of Control. In the event of a Change of Control (as hereinafter defined) if the transaction in such Change of Control values the Company's Common Stock at less than three (3) times the Exercise Price then in effect, this Warrant shall be automatically exchanged for a number of shares of Company’s securities, such number of shares being equal to the maximum number of shares issuable pursuant to the terms hereof (after taking into account all adjustments described herein) had Holder elected to exercise this Warrant immediately prior to the closing of such Change of Control and purchased all such shares pursuant to the cash exercise provision set forth in Section 1(a) hereof (as opposed to the cashless exercise provision set forth in Section 1(b)).  Company acknowledges and agrees that Holder shall not be required to make any payment (cash or otherwise) for such shares as further consideration for their issuance pursuant to the terms of the preceding sentence.  “Change of Control” shall mean any sale, license, or other disposition of all or substantially all of the assets of Company (provided, the sale of all or substantially all of the SimpliDerm Assets and/or Cardiovascular Franchise Assets shall not constitute a Change of Control), any reorganization, consolidation, merger or other transaction involving Company where the holders of Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction; provided that an issuance of equity securities for the primary purpose of raising capital shall not be considered a Change of Control under this Warrant.  This Warrant shall terminate upon Holder’s receipt of the number of shares of Company’s equity securities described in this Section 4.3.

4.4Reserved.

4.5Notice of Adjustment.  Upon any adjustment of the Exercise Price, and/or any increase or decrease in the number of shares purchasable upon the exercise of this Warrant, Company shall give written notice thereof to Holder pursuant to Section 12.  The notice, which may be substantially in the form of Exhibit “A” attached hereto, shall be signed by Company’s chief financial officer and shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

4.6Other Notices.  If at any time:

(a)Company shall declare any cash dividend upon its Common Stock;

(b)Company shall declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock;

(c)Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

(d)there shall be any capital reorganization or reclassification of the capital stock of Company, or consolidation or merger of Company with, or sale of all or substantially all of its assets to, another entity;

(e)there shall be a voluntary or involuntary dissolution, liquidation or winding-up of Company; or

(f)Company shall take or propose to take any other action, notice of which is actually provided to holders of the Common Stock;

then, in any one or more of said cases, Company shall give Holder, pursuant to Section 12, (i) at least 5 days’ prior written notice of the date on which the books of Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action, at least 5 days’ prior written notice of the date when the same shall take place.  Any notice given in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto.  Any notice given in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action as the case may be.

5.Issue Tax.  The issuance of certificates for shares of Common Stock upon the exercise of this Warrant shall be made without charge to Holder of this Warrant for any issue tax in respect thereof; provided, however, that Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of this Warrant being exercised.

6.Closing of Books.   Company will at no time close its transfer books against the transfer of this Warrant or of any shares of Common Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

7.No Voting Rights; Limitation of Liability.  Nothing contained in this Warrant shall be construed as conferring upon Holder hereof the right to vote or to consent as a stockholder in respect of meetings of stockholders for the election of directors of Company or any other matters or any rights whatsoever as a stockholder of Company.  No dividends or interest shall be payable in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised; provided, however, that if any dividends are due or paid at any time on the underlying securities for which this Warrant is exercisable, then upon exercise, the securities issued to Holder shall be deemed to have accrued dividends and be paid identical dividends from the same time as the outstanding shares for which this Warrant is exercisable were first issued (or, if later, the date of this Warrant).  No provisions hereof, in the absence of affirmative action by Holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of Holder hereof, shall give rise to any liability of such Holder for the Exercise Price or as a stockholder of Company, whether such liability is asserted by Company or by its creditors.

8.Amendment of Charter.  Unless Holder consents thereto in writing, Company shall not amend its Charter prior to the exercise of this Warrant if the Common Stock would be adversely affected by such amendment in a manner that would be more adverse to Holder with respect to the shares of Common Stock issuable upon the exercise of this Warrant than, and substantially dissimilar to, such amendment’s effect on the other holders of the Common Stock.

9.Registration Rights.

(a)If Company has an effective and usable resale shelf registration statement on SEC Form S-3 at the time of any written request by Holder, Company shall use commercially reasonable efforts to, within ninety (90) days of such written request by Holder, file a prospectus supplement to include the shares of Common Stock obtained upon exercise of this Warrant (“Registrable Securities”) to include the Registrable Securities for resale thereunder. If Registrable Securities cannot be added to an effective and usable existing shelf registration statement by prospectus supplement, but can be added by post-effective amendment, Company shall prepare and file with the SEC a post-effective amendment to such effective and usable shelf registration statement covering the resale of the Registrable Securities and use its commercially reasonable efforts to cause the post-effective amendment to become effective within ninety (90) days of such written request; provided, however, that Company is under no obligation to prepare and file such post-effective amendment if the Company would be obligated to recast any previously-filed historical financial information.

(b)If no shelf registration statement is then effective or usable, or Registrable Securities cannot be added to such effective and usable shelf registration statement as described in Section 9(a) above, then upon the written request of Holder, Company shall (i) prepare and file with the SEC a registration statement (the “Demand Registration Statement”) covering the resale of the shares of Common Stock obtained upon exercise of this Warrant (“Registrable Securities”) from time to time pursuant to Rule 415 under the Securities Act, (ii) use its commercially reasonable efforts to cause the Demand Registration Statement to become effective within 90 days of such written request, and (iii) cause the Demand Registration Statement (or a successor or replacement registration statement) to remain effective at all times that any Registrable Securities remain outstanding, except for any Allowed Delay (as defined below); provided, however, Company shall be under no obligation to file a Demand Registration Statement, cause it to become effective or maintain its effectiveness at such time as the Holder is not an “affiliate” of the Company within the meaning of Rule 144 under the Securities Act and is then able to resell Registrable Securities pursuant to Rule 144 without restriction or limitation (including without the requirement to be in compliance with Rule 144(c)(1) under the Securities Act), or when all Registrable Securities have been resold; provided, further, that in the event Company would be required to recast any previously-filed historical financial information in order to file the Demand Registration Statement, Company’s obligations under clauses (i) and (ii) above shall be triggered upon the latest to occur of (x) Holder’s written request, (y) the filing of Company’s Annual Report on Form 10-K for the year ended December 31, 2026 and (z) March 31, 2027. The Holder acknowledges and agrees that Registrable Securities issued to it will not be issued in a registered transaction, and may only be resold pursuant to the Demand Registration Statement or in another registered transaction, and only if also qualified or registered under any applicable state law, or in a transaction exempt from the Securities Act and any applicable state laws, and any Registrable Securities issued to the Holder will bear, or have associated with them, a legend to such effect. Holder may make one written request pursuant to this Section 9.

(c)Whenever the Company proposes to register the offer and sale of any shares of its Common Stock under the Securities Act (other than a registration (i) pursuant to a registration statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a registration statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) in connection with any dividend or distribution reinvestment or similar plan, or (iv) in connection with a strategic or commercial arrangement with a vendor, licensor or similar business partner, other than a lender, that is not primarily for capital-raising purposes), whether for its own account or for the account of one or more stockholders of the Company, and the form of registration statement (a “Piggyback Registration Statement”, and together with a Demand Registration Statement, a “Registration Statement”) may be used for the resale of Registrable Securities, the Company shall give written notice to Holder of its intention to effect such a registration and, subject to Section 9(d) and Section 9(e), shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion from the Holder within five (5) business days after the Company's notice has been given to each such holder. The Company may postpone or withdraw the filing or the effectiveness of a Piggyback Registration Statement at any time in its sole discretion.

(d)If a Piggyback Registration Statement is initiated as a primary underwritten offering on behalf of the Company and the managing underwriter advises the Company in writing that the number of shares of Common Stock and/or Registrable Securities proposed to be included in such registration or takedown potentially exceeds the number which can be sold in such offering and/or that the number of shares of Common Stock and/or Registrable Securities proposed to be included in any such registration or takedown would adversely affect the price per share of the securities to be sold in such offering, the Company shall include in such registration (i) first, all securities the Company proposes to sell for its own account, and (ii) second, the Registrable Securities and other securities requested to be included in such registration by other holders, allocated pro rata among all such holders on the basis of the number of securities requested to be included by each such holder, or in such other manner as they may otherwise agree.

(e)If a Piggyback Registration Statement is initiated as an underwritten offering on behalf of a holder of Common Stock other than Registrable Securities, and the managing underwriter advises the Company in writing that the number of shares of Common Stock and/or Registrable Securities proposed to be included in such registration potentially exceeds the number of shares of Common Stock which can be sold in such offering and/or that the number proposed to be included in any such registration or takedown would adversely affect the price per share of the securities to be sold in such offering, the Company shall include in such registration (i) first, all securities requested to be included by the holder(s) initiating such registration, and (ii) second, the Registrable Securities and other securities requested to be included in such registration by other holders (including Holder), allocated pro rata among all such holders on the basis of the number of securities requested to be included by each such holder, or in such other manner as they may otherwise agree.

(f)It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 9 that the Holder shall furnish to Company such information regarding the Holder, the Company securities held by it, and any other information that is reasonably required to effect the registration of such Holder’s Registrable Securities, including the completion of a customary selling security holder questionnaire.

(g)Notwithstanding anything to the contrary contained herein, Company may, upon written notice to Holder, suspend the use of a Registration Statement, including any prospectus that forms a part of the Registration Statement, if the Company determines (i) that it would be required to make disclosure of material information in the Registration Statement that the Company has a bona fide business purpose for preserving as confidential, (ii) it must amend the Registration Statement to include recast or other historical financial statements or financial information, whether due to a fundamental change (within the meaning of Item 512 of the SEC’s Regulation S-K) or otherwise, or (iii) it must otherwise amend or supplement the Registration Statement or the related prospectus to correct a material misstatement or omission therein (an “Allowed Delay”); provided, however, that (x) no single Allowed Delay shall exceed forty-five (45) consecutive days, (y) the aggregate number of days during which Allowed Delays are in effect shall not exceed ninety (90) days in any twelve (12) month period, and (z) the Company shall use commercially reasonable efforts to terminate any Allowed Delay as promptly as practicable; provided, further, that in the event the Allowed Delay is due to a requirement to recast previously filed financial information, the Allowed Delay may last until the SEC filing due date for the Company’s next annual report on Form 10-K.

(h)Company shall use commercially reasonable efforts to cause all Registrable Securities listed in a Registration Statement to be listed on any securities exchange, quotation system or market, if any, on which similar securities issued by Company are then listed or traded.

(i)All reasonable fees and expenses incident to the performance of or compliance with Section 9 by Company (excluding underwriters’ discounts and commissions and the fees and expenses of any attorneys or other advisors engaged by Holder) shall be borne by Company.

(j)Company shall indemnify and hold harmless Holder, its officers, directors, members, partners, agents, and each person who controls Holder within the meaning of Section 15 of the Securities Act, from and against any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus or any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Company shall not be liable for any such losses, claims, damages, liabilities or expenses to the extent they arise out of or are based upon any untrue statement or omission made in reliance upon and in conformity with information furnished in writing to Company by or on behalf of Holder specifically for inclusion therein.

(k)Holder shall indemnify and hold harmless Company, its officers, directors, members, partners, agents, and each person who controls Company within the meaning of Section 15 of the Securities Act, from and against any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any information furnished in writing by or on behalf of Holder specifically for inclusion in a Registration Statement or prospectus or any amendment or supplement thereto, or (ii) any omission or alleged omission to state in such information furnished by or on behalf of Holder a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

10.Rights and Obligations Survive Exercise of Warrant.  The rights and obligations of Company, of Holder of this Warrant and of the holder of shares of Common Stock issued upon exercise of this Warrant, contained in Sections 6, 8, 9 and 18 shall survive the exercise of this Warrant.

11.Modification and Waiver.  This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

12.Notices.  Any notice, request or other document required or permitted to be given or delivered to Holder or Company shall be deemed to have been given (i) upon receipt if delivered personally or by courier (ii) upon confirmation of receipt if by telecopy or (iii) three business days after deposit in the US mail, with postage prepaid and certified or registered, to each such Holder at its address as shown on the books of Company or to Company at the address indicated therefor in the opening paragraphs of this Warrant (or at such other location as Company may advise Holder in writing).

13.Survival of Certain Obligations.  All of the obligations of Company relating to the Common Stock issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant.  All of the covenants and agreements of Company shall inure to the benefit of and be binding upon the successors and permitted assigns of Holder.  Company will, at the time of the exercise of this Warrant, in whole or in part, upon request of Holder but at Company’s expense, acknowledge in writing its continuing obligation to Holder in respect of any rights (including, without limitation, any right to registration of the shares of Common Stock) to which Holder shall continue to be entitled after such exercise in accordance with this Warrant; provided, that the failure of Holder to make any such request shall not affect the continuing obligation of Company to Holder in respect of such rights.

14.Descriptive Headings and Governing Law.  The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.  This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware.

15.Lost Warrants or Stock Certificates.  Company agrees that upon receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction, or mutilation of any Warrant or stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, Company at its expense will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

16.Fractional Shares.  No fractional shares shall be issued upon exercise of this Warrant.  Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Exercise Price.

17.Representations of Holder.  With respect to this Warrant, Holder represents and warrants to Company as follows:

17.1Experience.  It is experienced in evaluating and investing in companies engaged in businesses similar to that of Company;  it understands that investment in this Warrant involves substantial risks; it has made detailed inquiries concerning Company, its business and services, its officers and its personnel; the officers of Company have made available to Holder any and all written information it has requested; the officers of Company have answered to Holder’s satisfaction all inquiries made by it; in making this investment it has relied upon information made available to it by Company; and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Company and it is able to bear the economic risk of that investment.

17.2Investment.  It is acquiring this Warrant for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof.  It understands that this Warrant and the shares of Common Stock issuable upon exercise of this Warrant, have not been registered under the Securities Act, nor qualified under applicable state securities laws.

17.3Rule 144.  It acknowledges that this Warrant and the Common Stock issuable upon exercise of this Warrant must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  It has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act.

17.4Access to Data.  It has had an opportunity to discuss Company’s business, management and financial affairs with Company’s management and has had the opportunity to inspect Company’s facilities.

17.5Accredited Investor. It is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

18.Additional Representations and Covenants of Company.  Company hereby represents, warrants and agrees as follows:

18.1Corporate Power.  Company has all requisite corporate power and corporate authority to issue this Warrant and to carry out and perform its obligations hereunder.

18.2Authorization.  All corporate action on the part of Company, its directors and stockholders necessary for the authorization, execution, delivery and performance by Company of this Warrant has been taken.  This Warrant is a valid and binding obligation of Company, enforceable in accordance with its terms.

18.3Offering.  Subject in part to the truth and accuracy of Holder’s representations set forth in Section 17 hereof, the offer, issuance and sale of this Warrant is, and the Common Stock issuable upon exercise of this Warrant will be, exempt from the registration requirements of the Securities Act, and are exempt from the qualification requirements of any applicable state securities laws; and neither Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

18.4Listing; Stock Issuance.  Company shall secure and maintain the listing of the Common Stock issuable upon exercise of this Warrant and the shares of Common Stock or other securities issuable upon exercise of this Warrant, upon each securities exchange or over-the-counter market upon which securities of the same class or series issued by Company are listed, if any.  Upon exercise of this Warrant, Company will use commercially reasonable efforts to cause stock certificates or direct registration book entries on the records of the Company’s transfer agent and registrar representing the shares of Common Stock purchased pursuant to the exercise to be issued in the names of Holder, its nominees or assignees, as appropriate at the time of such exercise.

18.5Charter Documents.  Company has provided Holder with true and complete copies of Company’s Charter, By-Laws, and each Certificate of Designation or other charter document setting, forth any rights, preferences and privileges of Company’s capital stock, each as amended and in effect on the date of issuance of this Warrant.

18.6Reserved.

18.7Financial and Other Reports.  Until the earlier of (a) the Expiration Date, and (b) the termination of this Warrant pursuant to Section 4.3, Company shall furnish to Holder (i) promptly following the filing of Company’s annual report on Form 10-K, a balance sheet, together with an income statement, a cash flow statement and a statement of changes in equity, for such fiscal year, in substantially the same form as such annual financial statements are filed with the SEC; (ii) within 60 days after the close of each fiscal quarter of Company, an unaudited balance sheet, income statement and cash flow statement, each at and as of the end of such quarter.  In addition, Company agrees to provide Holder at any time and from time to time with such information as Holder may reasonably request for purposes of Holder’s compliance (as determined by Holder in its reasonable discretion) with regulatory, accounting and reporting requirements applicable to Holder (e.g., Fair Value Accounting Standard 157), including any 409A valuation reports (or equivalent reports) and budgets.  Notwithstanding the foregoing, Company shall not be required to furnish to Holder the financial information described in this Section 18.7 in the event such financial information has been previously delivered to Lender pursuant to the Loan Agreement.

19.Counterparts; Facsimile; Electronic Signatures.  This Warrant may be executed by one or more of the parties hereto in any number of separate counterparts, all of which together shall constitute one and the same instrument.  Holder’s execution and delivery of Holder’s counterpart signature page to this Warrant via facsimile or electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall constitute Holder’s effective execution and delivery of this Warrant and agreement to and acceptance of the terms hereof for all purposes.

[Remainder of this page intentionally left blank; signature page follows]

[Signature Page to Warrant]

IN WITNESS WHEREOF, Company has caused this Warrant to be duly executed by its officer, thereunto duly authorized as of the date of issuance set forth on the first page hereof.

/s/
ELUTIA INC.

By:	/s/ Matthew Ferguson
Name:	Matthew Ferguson
Title:	CFO

AGREED AND ACCEPTED:

HOLDER:

AVENUE GROWTH LENDING FUND III, L.P.

By:	Avenue Growth Lending Partners III, LLC
Its:	General Partner

By:	/s/ Sonia Gardner
Name:	Sonia Gardner
Title:	Member

FORM OF SUBSCRIPTION

(To be signed only upon exercise of Warrant)

To:

☐

The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, (1) ________________ (_____) shares[1] (the “Shares”) of Stock of __________ and herewith makes payment of _____________ Dollars ($________) therefor, and requests that the certificates for such shares be issued in the name of, and delivered to, _________, whose address is ___________.

☐	The undersigned hereby elects to convert ______ percent (__%) of the value of the Warrant pursuant to the provisions of Section 1(b) of the Warrant.

The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 17 of this Warrant and by its signature below hereby makes such representations and warranties to Company.

Dated

Holder:

By:

Its:

(Address)

1 Insert here the number of shares called for on the face of the Warrant (or, in the case of a partial exercise, the portion thereof as to which the Warrant is being exercised), in either case without making any adjustment for additional Common Stock or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be issuable upon exercise.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned, the holder of the within Warrant, hereby sells, assigns and transfers all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Common Stock covered thereby set forth herein below, unto:

Name of Assignee	Address	No. of Shares

Dated

Holder:

By:

Its:

EXHIBIT “A”

[On letterhead of Company]

Reference is hereby made to that certain Warrant dated August 11, 2026 issued by ELUTIA INC., a Delaware corporation (the “Company”), to AVENUE GROWTH LENDING FUND III, L.P., a Delaware limited partnership (the “Holder”).

[IF APPLICABLE] The Warrant provides that the actual number and type of shares of Company's capital stock issuable upon exercise of the Warrant and the initial exercise price per share are to be determined by reference to one or more events or conditions subsequent to the issuance of the Warrant. Such events or conditions have now occurred or lapsed, and Company wishes to confirm the actual number of shares issuable and the initial exercise price. The provisions of this Supplement to Warrant are incorporated into the Warrant by this reference, and shall control the interpretation and exercise of the Warrant.

[IF APPLICABLE] Notice is hereby given pursuant to Section 4.5 of the Warrant that the following adjustment(s) have been made to the Warrant: [describe adjustments, setting forth details regarding method of calculation and facts upon which calculation is based].

This certifies that Holder is entitled to purchase from Company __________________________, at the Holder’s option, either (i) (____________) fully paid and nonassessable shares of Company’s _________ Stock at a price of _________________________ Dollars ($__________) per share or (ii) (____________) fully paid and nonassessable shares of Company’s _________ Stock at a price of _________________________ Dollars ($__________) per share. The applicable Exercise Price and the number of shares purchasable under the Warrant remain subject to adjustment as provided in Section 4 of the Warrant.

Executed this ___ day of ________________, 20___.

ELUTIA INC.

By:

Name:

Title: